Exhibit 99.1

Contact:	Investor Relations
Colin T. Severn
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES ANNOUNCES

MODIFIED DUTCH AUCTION TENDER OFFER

FOR SENIOR NOTES OF WILLIAM LYON HOMES, INC.

NEWPORT BEACH, CA—April 13, 2009—William Lyon Homes (the “Company”) announced today that its wholly-owned subsidiary, William Lyon Homes, Inc. (the “Issuer”), has commenced a cash tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its outstanding 7 5/8% Senior Notes due 2012 (CUSIP No. 552075 AE3), 10 3/4% Senior Notes due 2013 (CUSIP No. 552075 AA1), and 7 1/2% Senior Notes due 2014 (CUSIP No. 552075 AC7) (collectively, the “Senior Notes”) that it can purchase for $40,000,000 (the “Maximum Payment Amount”), at a purchase price per $1,000 principal amount determined in accordance with a modified “Dutch Auction” procedure, on the terms and subject to the conditions set forth in its Offer to Purchase dated April 13, 2009 (the “Offer to Purchase”). The Senior Notes and other information relating to the Tender Offer are listed in the table below.

Series of Notes	CUSIP No.	Outstanding Principal Amount	Early Participation Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
		(in millions)
7 5/8% Senior Notes due 2012	552075 AE3	$127.9	$10.00	$135.0 – $175.0
10 3/4% Senior Notes due 2013	552075 AA1	$213.1	$10.00	$155.0 – $195.0
7 1/2% Senior Notes due 2014	552075 AC7	$124.1	$10.00	$125.0 – $165.0

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.
(2)	Includes the Early Participation Payment.

The Total Consideration payable per $1,000 principal amount of each series of Senior Notes validly tendered and accepted for purchase by the Issuer will be determined based on a formula consisting of a “base” price (including the Early Participation Payment if tendered on or before the Early Participation Date, each as defined below), plus a Clearing Premium (as defined below) applicable to all three series of Senior Notes to be determined pursuant to a modified “Dutch Auction” procedure.

Holders electing to participate in the Tender Offer must specify the minimum total consideration that the holder is willing to receive in exchange for each $1,000 principal amount of Senior Notes tendered (the “Bid Price”), which includes the Early Participation Payment described below. For each tender, the Issuer will determine the bid premium (the amount by which each Bid Price exceeds the base price for such series) (the “Bid Premium”). The clearing premium with respect to all series of Senior Notes (the “Clearing Premium”) will be the lowest single premium for all tenders of all series such that the Issuer will be able to spend the Maximum Payment Amount by accepting all validly tendered Senior Notes with Bid Premiums equal to or lower than such Clearing Premium. If the aggregate amount of Senior Notes validly tendered (and not withdrawn) at or below the Clearing Premium would cause the Issuer to spend more than the Maximum Payment Amount, then holders of the Senior Notes tendered at the Clearing Premium will be subject to proration as described in the Offer to Purchase.

Provisions of the Tender Offer

The Issuer will pay accrued and unpaid interest on all Senior Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Senior Notes are purchased.

Each holder of Senior Notes who validly tenders (and does not withdraw) Senior Notes on or prior to 5:00 P.M., New York City time, on April 24, 2009, unless extended by the Issuer (the “Early Participation Date”), will receive an early participation payment of $10.00 per $1,000 principal amount of Senior Notes tendered (the “Early Participation Payment”). Holders tendering their Senior Notes after the Early Participation Date will not be eligible to receive the Early Participation Payment and, consequently, may receive less than their Bid Prices in exchange for their Senior Notes.

The Tender Offer is scheduled to expire at 11:59 P.M., New York City time, on May 8, 2009, unless extended or earlier terminated by the Issuer (the “Expiration Date”).

Tendered Senior Notes may be withdrawn at any time on or prior to 5:00 P.M., New York City time, on April 24, 2009, unless extended by the Issuer (the “Withdrawal Date”). Holders of Senior Notes who tender their Senior Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Senior Notes.

The Tender Offer is conditioned upon the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. Subject to applicable law, the Issuer, at its sole discretion, may amend, extend or terminate the Tender Offer at any time before the Expiration date.

Additional Information

The Issuer has retained Moelis & Company LLC to act as dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer should be directed to Moelis & Company LLC: Mr. Robert Crowley at (617) 341-7101 or Mr. Robert Flachs at (310) 443-2326. Copies of the Offer to Purchase and the related letter of transmittal may be obtained from Global Bondholder Services Corporation, the information agent for the Tender Offer, at (866) 736-2200 (toll free).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to the Senior Notes, and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase dated April 13, 2009, which sets forth the complete terms and conditions of the Tender Offer. Holders of the Senior Notes are urged to read the Offer to Purchase and related documents carefully because they contain important information.

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s Web site at www.lyonhomes.com.

William Lyon Homes Safe Harbor Statement

Certain statements contained in this news release that are not historical information constitute “forward-looking statements.” The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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